Exhibit 99.1

SCOLR Pharma, Inc. Reports Second Quarter 2006

Financial Results

Company Provides Update on Development Pipeline

BELLEVUE, WA., August 7, 2006, - SCOLR Pharma, Inc. (AMEX: DDD) today reported financial results for the three and six months ended June 30, 2006. Revenues for the three months ended June 30, 2006, increased 79% to $279,179 compared to $155,834 for the comparable period in 2005. For the six months ended June 30, 2006, revenues increased 53% to $372,025 compared to $243,292 for the same period in 2005. The increase was primarily attributable to sales of CDT®-based dietary supplement products marketed by our alliance partner, Perrigo Corporation. As previously reported, Perrigo has been successful in marketing its first CDT-based sustained release nutritional product to a significant number of the nation’s largest retailers. Perrigo is expected to introduce an additional nutritional product during the third quarter of 2006 which should result in a higher level of sales revenues in the second half of the year. Reported revenue for 2005 does not include royalty payments prior to July 1, 2005, associated with the sale of SCOLR Pharma’s probiotics business which were applied to notes receivable.

Operating loss was $(3.0) million and $(6.3) million for the three and six months ended June 30, 2006, compared to an operating loss of $(2.0) million and $(3.9) million for the comparable periods in 2005, respectively. The net loss and net loss per diluted share for the three months ended June 30, 2006, was $(2.3) million and $(0.06), respectively, compared to a restated net loss and net loss per diluted share of $(1.2) million and $(0.04) for the comparable period in 2005. The net loss and net loss per diluted share for the six months ended June 30, 2006, was $(5.4) million and $(0.15), respectively, compared to a restated net loss and net loss per diluted share of $(2.5) million and $(0.08) for the comparable period in 2006.

Daniel O. Wilds, SCOLR Pharma’s President and CEO, stated that, “We have made significant progress in 2006 advancing our development portfolio of potential CDT-based product applications and are encouraged by positive results from our relationships with Perrigo and Wyeth. The additional capital raised in April shows the strength of the Company in the marketplace and better positions us to achieve our strategy of building a major specialty pharmaceutical business based on our growing portfolio of potential CDT-based products.

Our progress includes completing initial formula optimization for both our CDT-based immediate release raloxifene and our once-daily ondansetron product candidates and developing prototype formulations for an immediate release fenofibrate product and for extended release gabapentin and phenylephrine products. We have also started clinical testing of several refined raloxifene formulations and signed agreements with three contract manufacturers to produce clinical grade tablets for testing our other new CDT-based formulations. In addition, we have strengthened our development team with the hiring of several new product development formulators, and recently announced the appointment of a seasoned chief financial officer.”

Wilds further commented that, “We look forward to a very exciting and productive latter half of the year. We plan to complete clinical evaluations for several of our new and optimized product formulations, submit an abbreviated new drug application for our 12-hour CDT pseudoephedrine product candidate and continue to actively pursue additional strategic alliances and collaborations to advance the manufacturing, marketing and distribution of our potential products.”

Raloxifene hydrochloride is the active ingredient in Evista®, Eli Lilly’s immediate release tablets for osteoporosis. Ondansetron hydrochloride is the active ingredient in Zofran®, GlaxoSmithKline’s tablet and injection formulations to prevent chemotherapy and radiation related nausea and vomiting. Fenofibrate is the active ingredient in Tricor®, an Abbott product for hypercholesterolemia (elevated total cholesterol). Gabapentin is the active ingredient in Neurontin®, a Pfizer product for neuralgia (neural pain) and as an adjunct treatment of partial seizures associated with epilepsy. Pseudoephedrine is a decongestant that is widely used to relieve sinus pressure related to allergies and the common cold. Phenylephrine is a substitute ingredient for pseudoephedrine and the active ingredient in Sudafed® PE, an immediate release Pfizer OTC decongestant product for upper respiratory discomfort.

SCOLR Pharma’s strategy includes a significant commitment to research and development activities in connection with the growth of its drug delivery program. During the three months ended June 30, 2006, spending on research and development increased 14% to $1.6 million compared to $1.4 million for the same period last year. In addition, general and administrative expenses increased to $1.5 million for the three months ended June 30, 2006, compared to $667,757 for the comparable period in 2005. During the six months ended June 30, 2006, research and development costs increased 12% to $2.9 million compared to $2.6 million for the comparable period in 2005. General and administrative expenses increased to $3.3 million for the six months ended June 30, 2006, compared to $1.4 million for the comparable period in 2005. The significant increase in research and development and general and administrative expenses were primarily due to increases in personnel, (non-cash) equity – based compensation costs, and expenses associated with compliance with Sarbanes-Oxley Act of 2002.

As of June 30, 2006, SCOLR Pharma had $20.9 million in cash, cash equivalents and short-term investments. On April 21, 2006, the Company completed a registered direct offering of 2,370,100 shares of its common stock with gross proceeds of approximately $11.9 million. The net proceeds from the offering of $10.8 million are being utilized to further the Company’s research and development efforts, and for working capital and general corporate purposes.

About SCOLR Pharma

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company leveraging formulation expertise and its patented CDT platform to introduce distinctive and novel OTC products, prescription drugs and dietary supplements. SCOLR Pharma’s CDT drug delivery platform provides distinctive products with tangible benefits for the consumer and competitive commercial advantages for licensees. For more information on SCOLR Pharma, please call (425) 373-0171 or visit http://www.scolr.com/

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products. And we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL HIGHLIGHTS

SCOLR Pharma, Inc

STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005 (restated)	2006	2005 (restated)
Royalty Revenue	$259,948	$155,834	$333,564	$243,292
Licensing Revenue	19,231	—	38,461	—

Total Revenues	279,179	155,834	372,025	243,292
Operating Expenses
Marketing and selling	188,628	87,823	375,495	135,351
Research and development	1,625,949	1,429,034	2,959,242	2,644,514
General and administrative	1,512,946	667,757	3,300,255	1,356,697

	3,327,523	2,184,614	6,634,992	4,136,562

Operating loss	(3,048,344)	(2,028,780)	(6,262,967)	(3,893,270)
Other income (expense)
Interest expense	—	(1,898)	(159)	(4,145)
Interest income	233,510	122,237	364,747	197,738
Unrealized gain on fair value of warrants	639,409	658,802	635,243	1,162,356
Other	(93,519)	34,137	(93,510)	57,522

	779,400	813,278	906,321	1,413,471
Net Gain/(Loss)	$(2,268,944)	$(1,215,502)	$(5,356,646)	$(2,479,799)

Net loss per share, basic and diluted	$(0.06)	$(0.04)	$(0.15)	$(0.08)

Shares used in calculation of basic and diluted net loss per share	37,340,852	34,551,703	36,270,273	32,182,734

SCOLR Pharma, Inc.

CONSOLIDATED BALANCE SHEET DATA

	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Cash and cash equivalents	$18,943,270	$10,928,442
Short-term investments	2,010,218	2,391,775
Receivables, net	246,956	218,293
Current portion of notes receivable	—	505,927
Prepaid expenses	642,585	285,230

Total current assets	21,843,029	14,329,667
Property, net	775,336	846,573
Intangible assets, net	348,551	503,847

Total Assets	$22,966,916	$15,680,087

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$1,311,673	$931,341
Fair value of warrants to purchase common stock	1,510,013	2,230,457

Total liabilities	2,821,686	3,161,798

Temporary equity	9,000,704	9,147,484
Stockholders’ equity	11,144,526	3,370,805

Total Liabilities and Shareholders’ Equity	$22,966,916	$15,680,087

Contacts:

Investor Relations:

Cameron Associates

Kevin McGrath

212.245.4577

Kevin@cameronassoc.com